Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

Align Technology Promotes Gil Laks to Executive Management Team

Santa Clara, Calif. – September 14, 2005 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, today announced the promotion of company veteran Gil Laks. As Vice President, International, Mr. Laks has managed strategic direction and operations for Align Europe since 2001.  In his new role, Mr. Laks will retain his current title, but will now have responsibility for Europe, Asia-Pacific and Latin America, and has been appointed to the Company’s executive management committee.

“Gil has been an invaluable part of the Align team, and is largely responsible for Invisalign treatment’s adoption and success in Europe,” said Mr. Thomas M. Prescott, Align President and Chief Executive Officer. “I have tremendous confidence that he will bring the same commitment, customer-focus and results to the Company’s initiatives in other regions of the world.”

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

Align Technology Inc.  881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

This news release contains forward-looking statements, including statements by Mr. Prescott that Mr. Laks will bring the same results to Align’s initiatives in other regions of the world. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks related to our international sales, including. among other things, the need to obtain necessary foreign regulatory clearance or approvals, difficulties in staffing and managing international operations, and whether orthodontists, dentists and consumers outside Align’s domestic market will adopt Invisalign in sufficient numbers or at all. These and other risks are detailed from time to time in Align’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 3, 2005, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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